Exhibit 99.1

For more information, contact:

Joe Quenqua, WW Chief Communications Officer

joe.quenqua@ww.com

WW INTERNATIONAL, INC. ANNOUNCES LEADERSHIP TRANSITION

NEW YORK, NY (October 1, 2021) — WW International, Inc. (NASDAQ: WW) announced today that Mindy Grossman, President and CEO, who has led the brand’s transformation since 2017, has decided to step down as President and CEO after the first quarter of 2022. Ms. Grossman will continue to lead the company until that time and will work with the Board of Directors to help with the selection of a successor.

“Leading the transformation of WW has been one of the most rewarding experiences of my professional career. When I embarked on this journey, I committed to the Board that I would work towards transforming WW into a modern brand and digitally focused company to take advantage of the trends in technology-enabled health and wellness. Over the past four years, we repositioned the brand and the business, and have grown our membership base, with retention now at all-time highs. It has been an honor to work with such a talented and passionate team to transform the lives of millions of people by providing them with the tools to become the best, healthiest versions of themselves,” said Mindy Grossman, President and CEO of WW. She continued, “As we work to identify the next leader of the company, my team and I will remain strongly focused on continuing to drive our strategic priorities and executing with excellence, including the upcoming launch of our most exciting food program innovation in years.”

Since joining in 2017, Ms. Grossman has led the transformation of the company, relaunching the brand and renaming the company to WW from Weight Watchers in 2018 to reflect the company’s evolution to a personalized digital health, wellness and science-based weight loss platform built on community. Through its technology investments, WW has evolved to a digital-first subscription model and the company has won numerous awards for its innovative app. Under Ms. Grossman’s leadership, the brand continues to be recognized for its industry-leading programs and has been awarded ‘Best for Weight Loss’ by U.S. News & World Report for 11 years in a row.

“Mindy has been a bold marketing visionary, partner and friend. She has transformed the brand to the WW of today - one that represents the many dimensions of weight loss and wellness. It has been an honor to work alongside Mindy, and learn from her. I am grateful for her passion, vision and deep impact on WW,” said Oprah Winfrey.

“We are grateful to Mindy for her leadership over the past four years. She leaves behind a brand that is stronger than ever and a business that is well positioned as a leader in digital weight loss,” said Raymond Debbane, Chairman of the Board of Directors, WW. “As we search for

Mindy’s successor, we find ourselves in the enviable position of having a strong digital membership, a beloved brand and an opportunity to drive our next generation product innovation in digital wellness and weight loss. The Board will take seriously its responsibility to appoint a new leader who will further the company’s leadership in the industry, compete in a digital marketplace and drive consistent, sustainable growth over the long term.”

About WW International, Inc.

WW (formerly Weight Watchers) is a human-centric technology company powered by the world’s leading commercial weight management program. As a global wellness company, we inspire millions of people to adopt healthy habits for real life. Through our comprehensive digital app, expert Coaches and engaging experiences, members follow our proven, sustainable, science-based program focused on food, activity, mindset and sleep. Leveraging nearly six decades of expertise in nutritional and behavioral change science, providing real human connection and building inspired communities, our purpose is to democratize and deliver holistic wellness for all. To learn more about the WW approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.